EXHIBIT 99.2


                            1998 First Quarter Report
                        Limited Partner Quarterly Update


Presented for your review is the First Quarter 1998 Report for Atlanta Marriott Marquis II Limited Partnership. The 1998 First Quarter Form 10-Q immediately follows this letter and replaces the quarterly report format previously used by the Partnership. The information presented is essentially the same as the information given in prior quarters with certain additional items required by the rules of the Securities and Exchange Commission. Discussion of the Partnership's performance and Hotel operations is included in Item 2, Management's Discussion and Analysis of Financial Condition and Results of Operations.

Host Marriott Real Estate Investment Trust

On April 17, 1998, Host Marriott Corporation ("Host Marriott"), parent company of the General Partner of the Partnership, announced that its Board of Directors has authorized the company to reorganize its business operations to qualify as a real estate investment trust ("REIT") to become effective as of January 1, 1999. As part of the REIT conversion, Host Marriott expects to form a new operating partnership (the "Operating Partnership") and limited partners in certain Host Marriott full-service hotel partnerships and joint ventures, including the Partnership, are expected to be given an opportunity to receive, on a tax-deferred basis, Operating Partnership units in the new Operating Partnership in exchange for their current partnership interest. We will keep you informed on the status of this matter.

Partnership Financing and Investor Returns

As previously reported, on February 2, 1998 the mortgage debt was successfully refinanced with a third party lender. The Partnership's debt now consists of a $164 million mortgage loan which bears interest at a fixed rate of 7.4% for a 12-year term. The mortgage loan requires payments of principal and interest based upon a 25-year amortization schedule.

In conjunction with the Merger, on December 31, 1997, the General Partner made an initial capital contribution of $6 million to the Partnership. On January 30, 1998, the General Partner contributed an additional $69 million. In return for such additional capital contributions, the General Partner surrendered its then existing Class B interest on distributions and received a new Class B limited partnership interest in the Partnership entitling the General Partner to a 13.5% cumulative, compounding annual preferred return and priority return of such capital.

In February 1998, the Partnership distributed funds to the Class A limited partners of $5,000 per new unit. This distribution represented the excess of the Partnership's reserve after payment of a majority of the transaction costs related to the mortgage debt refinancing.

We encourage you to review this report in its entirety. If you have any further questions regarding your investment, please contact Host Marriott Partnership Investor Relations at (301) 380-2070.